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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of Eclipse Funds Inc.
and the Board of Trustees of Eclipse Funds:


We consent to the use of our reports dated December 21, 2006, with respect to the financial statements of Eclipse Funds Inc., comprising the MainStay All Cap Growth, MainStay All Cap Value, MainStay Cash Reserves, MainStay Conservative Allocation, MainStay Floating Rate, MainStay Growth Allocation, MainStay Growth Equity, MainStay Income Manager (formerly MainStay Asset Manager), MainStay Indexed Bond, MainStay Intermediate Term Bond, MainStay Large Cap Opportunity, MainStay Moderate Allocation, MainStay Moderate Growth Allocation, MainStay S&P 500 Index, and MainStay Short Term Bond Funds, and Eclipse Funds, comprising the MainStay Mid Cap Opportunity, MainStay Small Cap Opportunity and MainStay Balanced Funds, (collectively, the "Funds"), as of and for the year or period ended October 31, 2006, incorporated herein by reference, and to the references to our firm in the introduction to and under the headings "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statements of Additional Information in this Registration Statement.



/s/ KPMG LLP

Philadelphia, Pennsylvania
June 18, 2007